                                                                                                                          Exhibit 12
                                                   Taubman Centers, Inc.

           Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Dividends and Distributions
                                               (in thousands, except ratios)

                                                                                    Year Ended December 31
                                                         ---------------------------------------------------------------------------
                                                              2001            2000           1999           1998            1997
                                                              ----            ----           ----           ----            ----

Net Earnings from Continuing Operations (1)              $    55,664    $    66,487     $    58,445    $     70,403   $    28,662

Add back:
  Fixed charges                                              140,884        127,112         105,741        139,556
  Amortization of previously capitalized interest (2)          2,632          2,203           2,167          2,335

Deduct:
  Capitalized interest (2)                                   (29,514)       (30,730)        (15,574)       (19,254)
                                                         -----------    -----------     -----------    -----------    -----------
Earnings Available for Fixed Charges and
     Preferred Dividends and Distributions               $   169,666    $   165,072     $   150,779    $   193,040    $    28,662
                                                         ===========    ===========     ===========    ===========    ===========
Fixed Charges
   Interest expense                                           68,150         57,329     $    51,327         75,809
   Capitalized interest                                       23,748         25,052          14,489         18,192
   Interest portion of rent expense                            3,845          3,872           4,122          6,383
   Proportionate share of Unconsolidated
     Joint Ventures' fixed charges                            45,141         40,859          35,803         39,172
                                                         -----------    -----------     -----------    -----------
   Total Fixed Charges                                   $   140,884    $   127,112     $   105,741    $   139,556
                                                         -----------    -----------     -----------    -----------

Preferred Dividends and Distributions                         25,600         25,600          19,044         16,600          4,058
                                                         -----------    -----------     -----------    -----------    -----------

   Total Fixed Charges and Preferred Dividends
     and Distributions                                   $   166,484    $   152,712     $   124,785    $   156,156    $     4,058
                                                         ===========    ===========     ===========    ===========    ===========

Ratio of Earnings to Fixed Charges and
      Preferred Dividends and Distributions                      1.0            1.1             1.2            1.2            7.1

(1)  On September  30,  1998,  the Company  obtained a majority and  controlling interest  in TRG, as a result of the GMPT  Exchange.  Upon  obtaining  this controlling  interest,  the Company  consolidated  the  accounts of TRG for
     1998. The Company previously  accounted for its investment in TRG under the equity  method.  The  Company  does not have,  and has not had,  any parent company outstanding  indebtedness.  Prior to October, 1997, the Company had no preferred stock.
(2)  Amounts   include  TRG's  pro  rata  share  of  capitalized   interest  and
     amortization of previously capitalized interest of the Unconsolidated Joint
     Ventures.